October 21, 2005

PRIVATE AND CONFIDENTIAL

Island Corporation
260 Edgeley Blvd
Unit 32
Concord, Ontario
L4K 3Y4

Attn    Norm Drolet
        Ettore Naccarato

Dear Mr. Naccarato & Drolet

Re: Letter of Intent ("LOI") for the Acquisition of the shares of Island Corporation ("ISLAND" or the "Company"). The purpose of this LOI is to set forth certain nonbinding intentions of, and certain binding agreements between On The Go Healthcare, Inc, (the "Purchaser") and the shareholders of ISLAND, the Company, (the "Vendors"), (collectively, the "Parties") both personally and in their capacity as trustees with respect to the transaction described in subparagraph 1 of Part One of this LOI (the "Transaction").

Further details are provided in Schedule A to this LOI.

PART ONE - NONBINDING PROVISIONS

The following numbered paragraphs of this Part One (collectively, the "Nonbinding Provisions") reflect the Purchaser's current intentions with respect to the matters described herein, but the Parties acknowledge that neither the Nonbinding Provisions nor any prior or subsequent course of conduct or dealing between the Parties is intended to create or constitute any legally binding obligation, and neither the Purchaser nor the Vendors shall have any liability with respect to the Nonbinding Provisions. Whether or not a fully-integrated, definitive agreement facilitating the sale by the Vendors of the Company (the "Definitive Agreement") and other related documents are prepared, authorized, executed or delivered by the Parties, no party to, or recipient of, this LOI shall have any liability to any other party to, or recipient of, this LOI based upon, arising from, or relating to the Nonbinding Provisions. This LOI does not constitute an agreement to negotiate or otherwise enter into any agreement relating to the acquisition by the Purchaser of the Company.

1. The Transaction

        The Transaction will entail the acquisition by the Purchaser of all shares of the Company. If the proposed Transaction is consummated, the Parties intend that the closing shall occur on or before October 31, 2005, or another date agreed to by the Parties
        (the "Closing Date").

2. Assumptions

        This LOI is based on the understanding that the Company is a private company incorporated under the laws Ontario and that management and the board of directors control a majority of the stock needed in order to approve the intended sale.

3. Proposed Financial Terms

        The total consideration will be payable to the Vendors according to the terms set forth on Schedule A of this LOI.

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4. Conditions for Closing

        The Purchaser and Vendors will be required to cooperate to satisfy the Conditions set forth in Schedule B of this LOI, prior to the Closing Date.

5. Proposed Form of Agreement

        Following the execution of this LOI, the Purchaser and Vendors will promptly begin negotiations with respect to a written Definitive Agreement, containing agreed-upon representations, warranties, conditions (including due diligence and certain other matters to be mutually agreed to by the Purchaser and Vendors) in a mutually acceptable form. The Parties agree that if a Definitive Agreement is not executed by the Closing Date, this LOI shall terminate in accordance with the provisions of subsection 9 of Part Two of this LOI unless both Parties agree to extend the Closing Date. The Parties agree that the closing and the funding of the Transaction will occur simultaneously on the Closing Date.

6. Structure of Transaction

        The Parties will do all things as necessary or desirable to give effect to the Transaction, including any restructuring by mutual agreement in writing to permit all advantages of the Income Tax Act (Canada) and the United States Internal Revenue Code.

PART TWO - BINDING PROVISIONS

In consideration of the significant costs to be borne by the Purchaser and Vendors in pursuing the proposed Transaction and further in consideration of the mutual undertakings as to the matters described herein, upon execution by the Purchaser and Vendors of this LOI or counterparts thereof, the following numbered subparagraphs of this Part Two (collectively, the "Binding Provisions") shall constitute a legally binding and enforceable agreement between the Purchaser and the Vendors.

1. Access

        The Vendors shall provide to the Purchaser or the Purchaser's representative's reasonable access to all of the financial records of the Company and all other such information as may be mutually agreed upon in connection with the Purchaser's due diligence review. The Purchaser shall have access to such records and information at a mutually convenient location. All of the information provided to the Purchaser and its professional advisors is and shall remain confidential.

2. Exclusive Dealing

        Unless and until the Binding Provisions are terminated pursuant to subparagraph nine of Part Two of this LOI, the Vendors shall not directly or indirectly solicit or encourage the submission of offers from or negotiate with or in any manner encourage any proposal from any other person or group relating to the sale of all or any portion of the capital stock or assets of the Company.

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3. Disclosure of Negotiations

        Except as and to the extent required by law, without the prior written consent of the other party, neither the Purchaser nor the Vendors nor their representatives or affiliates shall directly or indirectly make any public comment, statement or communication regarding any of the terms, conditions or other aspects of the Transaction or other pre-emptory or other related discussions between the Parties. If a party is required by law to make any such disclosure, it shall first provide to the other party the content of the proposed disclosure, the reason why such disclosure is required, the time and place that the disclosure will be made. Notwithstanding the foregoing, the Vendors hereby grants permission to the Purchaser to disclose the existence and terms of this LOI to recognized financial institutions or other sources of capital in connection with the Purchaser's attainment of acquisition financing (if required), as well as the Purchaser's lawyers, accountants and professional advisors. The Purchaser may file an 8k with the SEC giving an outline of the transaction if it's lawyers fell it necessary to comply with discloser requirements.

4. Costs

        The Purchaser and Vendors shall each be responsible for, and bear all of their own respective costs and expenses (including any commissions, professional fees and other expenses of their representatives) incurred in connection with pursuing or consummating the proposed Transaction including the costs associated with the due diligence review.

5. Conduct of Business

        While this LOI remains in effect:

                (a) The Vendors agree to: (i) conduct its affairs only in the ordinary course of business; (ii) continue to pay all of the Company's customers, suppliers and other parties having business relationships with the Company based on the same terms that it normally exercises; (iii) continue to provide the same terms of sale to its customers and continue to make reasonable attempts to collect monies owed to it by its customers; (iv) notify the Purchaser prior to incurring any financial obligations to make capital expenditures, enter into and/or guarantee leases, obtain third party debt, enter into purchase commitments and any other liabilities that would not arise in the ordinary course of business; and (v) use all commercially reasonable efforts to preserve the Company's business organization, keep available the services of the Company's current employees, preserve the Company's existing relationships and maintain the goodwill that the Company enjoys with these persons; and

                (b) From the date hereof, the Vendors will not and, without the prior written consent of the Purchaser, will not permit the Company to: (i) declare, make or pay any dividends or bonuses (except for bonuses that are normally paid in order to reduce taxable income to the small business limit according to the Income Tax Act (Canada); (ii) transfer any asset or incur any liability except in the ordinary course of business and consistent with the Company's past practices; (iii) materially change the terms of any agreement with any of the Company's customers, suppliers or others having business relationships with the Company; or (iv) change or make any offers to change any compensation or rate of compensation payable to any of the Company's directors, officers or key employees other than in the ordinary course of business and consistent with past practices.


6. Nonbinding Provisions Not Enforceable

        The Nonbinding Provisions do not create nor constitute any legally binding obligations between the Purchaser and Vendors and whether or not the Definitive Agreement is prepared, authorized, executed or delivered by the Parties, neither the Purchaser nor the Vendors shall have any liability to any other party to this LOI based upon, arising from, or relating to the Nonbinding Provisions. No prior or subsequent course of conduct or dealing between the Parties, oral communications or other actions not reduced to or reflected in writing and executed by all of the Parties shall serve to modify this subparagraph in any way or cause the Nonbinding Provisions or any provisions covering the same subject matter to become in any sense legally binding and enforceable.

7. Entire Agreement

        The Binding Provisions constitute the entire agreement between the Parties, superseding all prior oral or written agreements, understandings, representations and warranties, courses of conduct or dealings between the Parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a written agreement executed by the Parties.

8. Governing Law

        The Binding Provisions shall be governed by and construed in accordance with the laws of the Province of Ontario.

9. Termination

        The Binding Provisions shall automatically terminate on the earlier of the Closing Date or termination in writing by the Purchaser or Vendors. Upon termination of the Binding Provisions, the Parties shall have no further obligations hereunder, except as stated in subparagraphs
        3 and 4 of this Part Two, which shall survive any such termination.

10.Counterparts and Facsimile Transmissions

        This LOI may be executed in several counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute but one and the same instrument. The parties agree that this LOI may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals.

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If you find the foregoing terms to be acceptable, please sign and date this
LOI in the space provided below to confirm the mutual agreements set forth in the Binding Provisions.

The parties agree that this LOI shall be valid until 11:59 p.m. on the ...25th day of October 2005 after which time, if not accepted; this LOI and all related conditions shall be null and void.



Yours truly,

On The Go Healthcare, Inc.



/s/ Stuart Turk
-------------------
Stuart Turk - CEO




Witness:

/s/Randal A. Kalpin
-----------------------
Name:  Randal A. Kalpin

Date:   Oct. 21, 2005

This LOI is hereby accepted and agreed upon by the undersigned.

ISLAND CORPORATION



/s/Norm Drolet                          /s/Ettore Naccarato
--------------                          --------------------
Norm Drolet                             Ettore Naccarato






Witness:


/s/ Robin Ricalis
-------------------
Name: Robin Ricalis

Date:   Oct. 21, 2005

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                                SCHEDULE A - TERM SHEET


Purchaser:              On The Go Healthcare, Inc.  (the "Purchaser")

Vendors:                Island Corporation (the "Vendor")

Target Company:         Island Corporation ("ISLAND" or the "Target Company").




Consideration:                     Allocation           Shareholders
                Certain shares     As a Group           Norm Drolet
                                   100%                 Ettore Naccarato









Shareholders                        Purchase Price       OGHC Shares on Closing

Norm Drolet                               $750,000                500,000
Ettore Naccarato                          $750,000                500,000
                                        ----------              ---------
Total Cash                              $1,500,000
Value of Shares Based on $1.10 USD                              1,100,000 US$

Value in CDN$ @ 1.2                     $1,320,000
                                        ----------
Total Value of the Transaction in CDN$  $2,820,000


On closing $1,000,000 in cash will be paid. An additional $200,000 in cash will be paid in 2 equal payments subject to adjustment begging 90 days from closing. An additional $300,000 will be paid in 12 equal installments of $25,000 commencing January 31st, 2006. The Balance of the purchase price due after closing shall be secured by way of security to the vendors.


Key employees will split a Maximum of 60,000 restricted shares of OGHC

The company will Issue a refundable goodwill deposit of 25,000 shares each to Norm Drolet and Ettore Naccarato to be credited to the purchaser on closing



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                                SCHEDULE B:
                          CONDITIONS FOR CLOSING

Conditions

A.  Meeting with the Vendors and touring the facilities

B. Delivery of the Vendors' certain Assets, free and clear of any encumbrances.

C. The Purchaser at its sole discretion must be satisfied with the results of its due diligence review to be completed by October 31, 2005 or 30 business days after all requested information is provided and that the information provided by the Vendors is a true representation of the condition of the Target Company both financial and otherwise. This date can be extended by mutual agreement between the Purchaser and Vendors.

D.  The Vendors will warrant:

        the collectibility of the accounts receivable net for an allowance of doubtful accounts in accordance with US GAAP.

        that Inventory will be current and marketable

        that Furniture & Office Equipment will be free and clear of any encumbrance.

E.  If there is a material misrepresentation discovered after the signing of
    the Definitive   Agreement and before closing, the Purchaser may elect not
    to complete the closing.

F. The Company will have normal and adequate working capital at the time of closing, consistent with past business practices.

G.  The Vendor agrees:

        Norm Drolet and Ettore Naccarato will remain and continue to run the ISLAND division for an agreed upon wage of $100,000 per year each for a minimum of 3 years from time of closing. The terms of employment benefits will be defined in the employment contract prior to closing.

H.  Purchaser's Board of Directors approval.

I. The transaction is conditional upon the approval of Laurus Master Fund Ltd prior to October 31, 2005

J. The transaction is conditional upon the approval by the Vendor of any amendment to the quantum of the purchase price or the form of payment of the purchase price.

K. The parties agree to sign a Section 85 Rollover Agreement or other agreement as advised by the accountants of the Vendor in regards to the tax planning for this transaction provided that any proposed tax planning does not adversely affect the purchaser.

Non-Competition Agreement:      As is customary with transactions of this
                                nature, the Definitive Agreement will require the Vendors to enter into an appropriate
                                Non-compete Agreement to the benefit of the Purchaser.

Due Diligence Information List: With timing that is mutually convenient to both Parties, the Vendors will permit the Purchaser or its representative's sufficient access to its records to complete standard due diligence procedures. Within 5 business days of the execution of this LOI, the Purchaser will provide a comprehensive due diligence i
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